Exhibit 10.51

November 15, 2006

B. Nicholas Harvey

4 Clifford Street

Wellesley

MA 02482

Dear Nick:

Radius is pleased to offer you the position of Senior Vice President-Chief Financial Officer. The terms are set forth below.

•                  Duties and Responsibilities - You will report to the President and Chief Executive Officer and will be responsible for organizing and leading all aspects of finances and business operations, which will concentrate on the rapid and efficient enabling of the development of therapeutic candidates and strategic planning.

•                  Salary - Your initial base salary will be $250,000. Your salary will be payable in installments established by Company policy, and the Company will make appropriate deductions from your salary for federal, state and local payroll withholding taxes. Your initial salary will be subject to review and adjustment on an annual basis in accordance with the procedures established from time to time by the Company’s Board of Directors.

•                  Performance Bonus - You will be eligible to receive an annual cash bonus equal to up to 30% of your annual base salary based on meeting performance goals. Performance goals will be established yearly. The regular yearly bonus will be pro rated for the month of December 2006. In addition there will be an early achievement bonus of $10,000 to be based on the completion of short terms goals such as the closing of Series C financing. The yearly performance goals will be established by mutual agreement between Nick Harvey and the CEO, this will occur by January 15, 2007.

•                  Stock Options - Upon the closing of the Series C financing and subject to the approval of the Board of Directors, you will be issued a number of stock options, which are equal to approximately 1.25% of the company’s fully-diluted shares outstanding assuming issuance of the total stock option pool as calculated at the close of a Series C financing. These would vest by time and on the completion of the specific milestones goals, as follows.

•                  Vesting of the stock options

•                  50% of the stock options will vest over time as follows, 25% on the completion of year 1, and the remaining 25% in 12 quarterly installments over the next 3 years.

•                  50% of the stock options will vest upon completion of the milestones or alternate milestones agreed upon by the CEO and Nick Harvey should the current milestones become no longer relevant resulting from a Company decision.

In the event that the Company is acquired, fifty percent (50%) of all your previously granted stock options that have not vested will vest upon the closing of that acquisition.

If the Company terminates your employment without cause or you resign for Good Reason (as defined below), vesting of your previously granted stock options shall accelerate by six (6) months.

•                  Employee Benefits - You will be entitled to the full range of the Company’s standard employee benefits in accordance with established eligibility requirements. As outlined in the appended Benefits summary.

•                  Vacation - You will be entitled to 20 days of vacation plus additional Company Holidays as defined in the Summary of Benefits which will accrue over the first year and can be taken in advance with the approval of the CEO

•                  Proprietary Information and Inventions. You realize that, as an employee of the Company, you may create, or have access to, confidential information, trade secrets, substances and inventions, etc. As a condition of commencing employment, you will be required to sign and deliver the Company’s standard form of Proprietary Information and Inventions Agreement.

•                  At-Will Employment - If you choose to accept this offer, please understand that your employment is “at-will,” voluntarily entered into and is for no specific period. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Radius is free to conclude its “at-will” employment relationship with you at any time, with or without cause. For these purposes, “cause” is defined as: (1) a willful act by you that constitutes misconduct or fraud that is injurious to the Company; (2) conviction of a felony; (3) an uncured material breach of this employment agreement or any other agreement between you and the Company; (4) insubordination; (5) failure or unwillingness to comply with the Company’s policies in effect from time to time that are applicable to all of the Company’s employees; or (6) any breach of your fiduciary duties to the Company.

Should Radius terminate the employee without cause or you resign for Good Reason (as defined below), Radius will make a severance payment to you for a length of time (the “Severance Period”) equal to 6 months of your then current base salary, and your health benefits shall be continued for the Severance Period at no cost to you. “Good Reason” shall mean any action by the Company without your prior consent which results in (i) your removal as the Chief Financial Officer of the Company; (ii) a reduction to your base salary; or (iii) requiring you to relocate to another office or facility outside the greater Boston area or more than 50 miles from the current office location in Cambridge.

•                  Indemnification - The Company shall indemnify you against all liabilities, claims, damages, costs and expenses arising from your serving as an officer of the Company to the maximum extent permitted under the Delaware General Corporation Law.

•                  Permitted Outside Activities - While you are employed by the Company you shall be permitted to serve on the Boards of Shiprock Capital and Passport Systems, provided that there are no conflicts of interest and the time devoted to such Board appointments and incidental activities is reasonable and does not interfere in the performance of your duties and responsibilities to the Company.

Nick, all of the Employees of Radius are extremely enthusiastic about our decision and look forward to working with you to build a successful organization.

If you choose to accept this offer under the terms described above, please sign both copies and return one to me no later than 5:00 PM November 21 2006, after which time this offer will expire. Your anticipated start date will be on or about December 1, 2006.

Sincerely,

Radius

/s/ C. Richard Lyttle
C. Richard Lyttle
President & CEO

Accepted by:

/s/ B. Nicholas Harvey
B. Nicholas Harvey

Benefit	Coverage	Eligibility	Cost/Additional Information

Medical Insurance
Harvard Pilgrim Health Care PPO 07 Plan

•   Preferred Provider Organization covers both in-network and out of network services

•   Primary care physicians (PCP) referrals not required

•   $15 co-pay in-network office visits

•   $50 co-pay for emergency room visits

•   $250 co-pay for ambulatory day surgery

•   $250 co-pay for in-patient care (per admission)

•   Out of network, deductible applies, 80% coverage

•   Deductible for individual $300, family $600

Prescription coverage included:

– $10/25/40 30 day supply

Mail order:

– $20/$50/$120

		Date of Hire or during open enrollment each year	Individual: $ 43.76/pay period Family: $ 116.38/pay period

Dental Insurance
Delta Dental Premier

•   Preventative Treatment:   100 % coverage

•   Basic Treatment:                80 % coverage

•   Major Treatment:               50 % coverage

Deductible applies for Basic $25 individual and $75 family and Major Treatment $50 individual and $150 family

Maximum yearly benefit of $1,000

		Date of Hire or during open enrollment each year	Individual: $ 4.16/pay period Family: $ 11.20/pay period

Flexible Spending Accounts
Health Insurance Premium	• Health insurance premiums are deducted pre-tax from employee’s paycheck	Date of Hire	N/A

Health Care

•   Employee can set aside up to $2,000 per calendar year of pre-tax dollars to pay for expenses which may not be covered under your health plan (ie: deductibles and coinsurance, amounts in excess of plan maximums or usual & customary, hearing aids, etc.)

		Within 31 days of employment or during open enrollment each year	Pre-tax dollars deducted from payroll

Dependent Care	• Employee can set aside up to $5,000 per calendar year of pre-tax dollars to pay for daycare for children under 13	Within 31 days of employment or during open enrollment	Pre-tax dollars deducted from payroll

Benefit	Coverage	Eligibility	Cost/Additional Information

Basic Life Insurance
Unum	• Coverage = 1 x annual salary	Date of Hire	Company Provided

Accidental Death & Dismemberment (AD&D)
Unum

Short Term Disability
Self-funded

•   STD compensation coverage begins after an employee has been disabled for more than 5 consecutive days.

•   Coverage levels:

                       100% of base salary for first 4 weeks

                         70% of base salary for next 8 weeks

•   Vacation/sick accruals stop while receiving disability benefits

		Date of Hire. Documentation from attending physician is required noting disability and expected return to work date	Company Provided

Long Term Disability
Unum	• Coverage at 60% of salary
	• Monthly maximum = $6,000		Company Provided

Retirement Savings Plan, 401(k)
John Hancock Insurance	• Changes to plan can be made in March, June, September and December	1st day of month after hire date

Tuition Reimbursement

•   Reimbursed for college level courses that are career related

•   4 courses per year approved up to reimbursement limits

•   Reimbursed 100% for grade “A” or “B” and 75% for a grade of “C” for tuition

•   $2,000/year reimbursable

		Date of Hire	See Tuition Assistance Limits

Benefit	Coverage	Eligibility	Cost/Additional Information

Paid Time Vacation	• Four weeks of vacation/year – accrued at 1.67/days/month. Five days may be carried over to next year.	Date of Hire	Company Provided
Holidays	• 10 company holidays per year	Date of Hire	Company Provided

Other Benefits

Direct Deposit	• Employee’s may have payroll check directly deposited into checking and/or savings accounts	Date of Hire	Available to Employees

Immigration Process	• Company may cover partial or all expenses related to INS process contingent upon employee acceptance of three (3) year employment commitment.	Date of Hire	Available to Employees

Parking/Public Transportation	• Radius pays for employee parking in garage assigned to 300 Technology Square; or • Radius reimburses the cost of monthly “T” passes to those employees using public transportation	Date of Hire	Available to Employees

Benefit	Coverage	Eligibility	Cost/Additional Information

Other Employee Programs Employee Referral Program	• Employees receive a cash reward for referrals that result in the hiring of a Radius employee (paid upon completion of 90 days employment)	Date of Hire	Available to Employees

	• Awarded to all newly hired employees	Date of Hire	Available to Employees
Employee Stock Options	• Options vest over four (4) years of continuous employment

*Note:  Benefits are for full-time employees working 30 hours or more per week.